800 Cabin Hill Drive, Greensburg, PA 15601-1689

Media, contact: Fred Solomon Manager, Corporate Communications Phone: (724) 838-6650 Media Hotline: (888)233-3583 E-Mail: fsolomo@alleghenyenergy.com	Investor contact: Max Kuniansky Executive Director, Investor Relations and Corporate Communications Phone: (724) 838-6895 E-Mail: mkunian@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy Reports First Quarter 2005 Results

GREENSBURG, Pa., April 28, 2005 — Allegheny Energy, Inc. (NYSE: AYE) today announced consolidated net income of $42.6 million, or $0.29 per diluted share, for the first quarter of 2005, compared with net income of $33.3 million, or $0.25 per diluted share, for the same period in 2004.

To provide a better understanding of core results and trends, Allegheny Energy also reported adjusted financial results, which are non-GAAP financial measures. Adjusted net income from continuing operations was $58.7 million, or $0.39 per share, for the first quarter of 2005. The adjusted 2005 results exclude a $38.5 million (pre-tax) charge to interest expense associated with a court decision earlier this month in the Merrill Lynch matter and $8.2 million of after-tax income from discontinued operations.

For the first quarter of 2004, adjusted net loss from continuing operations was $3.9 million, or $0.03 per diluted share. The 2004 adjusted results exclude a gain of $68.1 million (pre-tax) relating to the release from escrow of proceeds from the sale of the California energy supply contract and related hedges, a $14.1 million (pre-tax) write-off of 2003 financing costs, and other items. A reconciliation of these non-GAAP financial measures to results reported in accordance with GAAP is attached to this release.

“We opened 2005 with strong first quarter core earnings stemming from increased revenues, lower operations and maintenance expense, and lower interest cost, as adjusted,” said Paul J. Evanson, Chairman, President and Chief Executive Officer of Allegheny Energy. “Moreover, the recent approval of our Pennsylvania rate proposal and the successful tender offer for our convertible trust preferred securities should help build long-term shareholder value and strengthen our financial condition.”

First Quarter Results

Income from continuing operations before income taxes and minority interest was $58.2 million for the first quarter of 2005, an increase of $2.7 million compared with the same period in 2004. Key factors contributing to the improved results include:

•	Operating revenues increased by $18.7 million compared to the same period in 2004. Revenues for 2004 included the $68.1 million gain from the California contract escrow release. Revenues for 2005 benefited from better performance at Allegheny's supercritical generating units, the inception of market-based rates in Maryland and customer growth.
•	Fuel, purchased power and transmission expenses increased by $36.0 million, reflecting higher coal prices and the cost of power purchased from third parties for Maryland customers.
•
Operations and maintenance expense decreased by $38.1 million, largely due to the timing and level of special maintenance spending at power plants, as well as lower costs for outside services, insurance and uncollectibles.
•
Interest expense increased by $6.0 million. 2005 results include the $38.5 million interest charge in the Merrill Lynch matter. 2004 results included the previously noted write-off of financing costs. Excluding these items, interest expense decreased by $18.4 million, reflecting the benefits of debt reduction and lower interest rates on debt outstanding.
•	Depreciation, amortization and taxes other than income taxes increased by $9.3 million.

Adjusted earnings from continuing operations before interest, taxes, depreciation and amortization (adjusted EBITDA) for the first quarter of 2005 were $261.3 million, an $85.8 million increase from the first quarter of 2004. Adjusted EBITDA for 2004 excluded the gain on the California contract escrow release and other items. Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of EBITDA to GAAP financial measures and details on the calculation of EBITDA, see the reconciliation of non-GAAP financial measures attached to this release.

2005 Interest Charge and 2004 Outages

2005 Interest Charge: The $38.5 million charge represents estimated interest expense associated with a federal court’s summary judgment in favor of Merrill Lynch & Co. with regard to a breach of contract claim against Allegheny. That claim involved Merrill Lynch’s right to require Allegheny to purchase Merrill Lynch’s equity stake in Allegheny’s generation and marketing subsidiary, Allegheny Energy Supply, LLC, for $115 million plus interest. Generally accepted accounting principles require Allegheny to record a charge for the estimated interest, despite the court’s finding that the amount owed to Merrill Lynch will be offset by whatever judgment Allegheny obtains, if any, in its counterclaims against Merrill Lynch. A trial on those counterclaims is scheduled to begin May 9, 2005.

2004 Outages: Unplanned outages at the Hatfield’s Ferry and Pleasants power stations negatively impacted Allegheny’s results for the first quarter of 2004. The company estimates that these outages adversely affected its pre-tax income for the first quarter of 2004 by approximately $34.0 million, consisting primarily of lost revenues net of fuel cost savings. Both generating units returned to service in the second quarter of 2004.

First Quarter Segment Results

Delivery and Services: The Delivery and Services segment reported income from continuing operations of $49.7 million for the first quarter of 2005, an increase of $21.7 million compared to the same quarter of the prior year. Kilowatt-hour sales increased by 0.9 percent, and operating revenues increased by $18.1 million, reflecting customer growth and higher prices, partially offset by milder weather. Heating degree-days for the first quarter of 2005 were 5.4 percent lower than the prior year, and 4.4 percent below normal. Purchased power and transmission increased by $16.6 million. The inception of market-based rates in Maryland affected both purchased power and revenues. Operations and maintenance expense decreased by $21.3 million, driven by reduced costs for outside services, insurance and uncollectibles.

Generation and Marketing: The Generation and Marketing segment reported a loss from continuing operations of $15.2 million for the first quarter of 2005, including the $38.5 million interest charge discussed above. For the same period in the prior year, the segment reported income from continuing operations of $2.6 million. Revenues for the first quarter of 2005 decreased by $5.4 million. 2004 revenues included the $68.1 million gain from the California contract escrow release mentioned above. The unplanned outages at Hatfield’s Ferry and Pleasants affected both revenues and fuel costs for 2004. Fuel costs increased by $12.2 million in the first quarter of 2005, largely due to higher coal costs. Operations and maintenance expense decreased by $17.4 million for the first quarter of 2005, largely due to the timing and level of special maintenance spending at power plants. Depreciation, amortization and taxes other than income taxes increased $6.7 million. Interest increased by $9.4 million, reflecting the 2005 interest charge described above and the previously mentioned write-off of financing costs in 2004.

Discontinued Operations: For the first quarter of 2005, Allegheny Energy reported income of $8.2 million on discontinued operations, compared to income of $2.6 million in the same quarter of the prior year. These results reflect the operating performance of the West Virginia natural gas operations and Allegheny Energy’s Midwest generating facilities.

Reconciliation of Non-GAAP Financial Measures

This news release and the attached table include non-GAAP financial measures as defined in the Securities and Exchange Commission’s Regulation G. Where noted, we present financial information on an adjusted basis to exclude the effect of certain items as described herein. By presenting adjusted results, management intends to provide investors with a better understanding of the core results and underlying trends from which to consider past performance and prospects for the future. We also present EBITDA as an additional measure of our operating performance.

Users of this financial information should consider the types of events and transactions for which adjustments have been made. Neither the adjusted information nor EBITDA should be considered in isolation or viewed as substitutes for or superior to net income or other data prepared in accordance with GAAP as measures of our operating performance or liquidity. In addition, neither the adjusted information nor EBITDA are necessarily comparable to similarly titled measures provided by other companies.

Pursuant to the requirements of Regulation G, we have attached tables that reconcile non-GAAP financial measures, including those presented in this release, to the most directly comparable GAAP measures.

Investor Conference Call

Allegheny Energy will comment further on these results in an investor conference call at 9:30 a.m. Eastern Time on Friday, April 29, 2005. To listen to a live Internet broadcast of the call, visit www.alleghenyenergy.com. A taped replay of the call will be available after the live broadcast.

Allegheny Energy

Headquartered in Greensburg, Pa., Allegheny Energy is an investor-owned utility consisting of two major businesses. Allegheny Energy Supply owns and operates electric generating facilities, and Allegheny Power delivers low-cost, reliable electric service to customers in Pennsylvania, West Virginia, Maryland, Virginia and Ohio. For more information, visit our Web site at www.alleghenyenergy.com.

Forward-Looking Statements

In addition to historical information, this release contains a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to: regulation and the status of retail generation service supply competition in states served by Allegheny Energy’s distribution business, Allegheny Power; financing plans; demand for energy and the cost and availability of raw materials, including coal; provider-of-last-resort and power supply contracts; results of litigation; results of operations; internal controls and procedures; capital expenditures; status and condition of plants and equipment; regulatory matters; and accounting issues. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Actual results have varied materially and unpredictably from past expectations. Factors that could cause actual results to differ materially include, among others, the following: changes in the price of power and fuel for electric generation; general economic and business conditions; changes in access to capital markets; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; environmental regulations; the results of regulatory proceedings, including proceedings related to rates; changes in industry capacity, development and other activities by Allegheny Energy’s competitors; changes in the weather and other natural phenomena; changes in the underlying inputs and assumptions, including market conditions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny Energy, its markets or its activities; the loss of any significant customers or suppliers; dependence on other electric transmission and gas transportation systems and their constraints or availability; changes in PJM, including changes to participant rules and tariffs; the effect of accounting policies issued periodically by accounting standard-setting bodies; and the continuing effects of global instability, terrorism and war. Additional risks and uncertainties are identified and discussed in Allegheny Energy’s reports filed with the Securities and Exchange Commission.

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ALLEGHENY ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
(In thousands)	2005	2004
Operating revenues	$754,030	$735,350
Operating expenses:
Fuel consumed in electric generation	173,887	161,712
Purchased power and transmission	104,822	81,013
Deferred energy costs, net	1,186	914
Operations and maintenance	162,677	200,790
Depreciation and amortization	76,411	72,987
Taxes other than income taxes	55,058	49,185

Total operating expenses	574,041	566,601

Operating income	179,989	168,749
Other income and expenses, net	5,253	7,854
Interest expense and preferred dividends:
Interest expense	125,794	119,830
Preferred dividend of subsidiary	1,259	1,259

Total interest expense and preferred dividends	127,053	121,089

Income from continuing operations before income taxes and minority interest	58,189	55,514
Income tax expense from continuing operations	23,376	23,018
Minority interest in net income of subsidiaries	415	1,859

Income from continuing operations	34,398	30,637
Income from discontinued operations, net of tax	8,244	2,641

Net income	$42,642	$33,278

Basic weighted average common shares outstanding	137,417,964	126,969,238
Diluted weighted average common shares outstanding	165,674,343	152,941,183
Basic income per common share:
Income from continuing operations	$0.25	$0.24
Income from discontinued operations, net	0.06	0.02

Net income per common share	$0.31	$0.26

Diluted income per common share:
Income from continuing operations	$0.24	$0.24
Income from discontinued operations, net	0.05	0.01

Net income per common share	$0.29	$0.25

ALLEGHENY ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

(In thousands)	March 31, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$176,756	$189,482
Accounts receivable:
Customer	211,728	164,666
Unbilled utility revenue	139,474	145,498
Wholesale and other	24,510	32,966
Allowance for uncollectible accounts	(18,126)	(19,854)
Materials and supplies	102,557	100,054
Fuel, including stored gas	64,556	61,812
Deferred income taxes	62,434	44,590
Prepaid taxes	76,634	46,900
Assets held for sale	114,418	150,031
Collateral deposits	116,303	88,708
Commodity contracts	14,168	13,523
Restricted funds	20,003	228,857
Regulatory assets	39,106	37,626
Other	14,619	20,273

Total current assets	1,159,140	1,305,132

Property, Plant and Equipment, Net:
Generation	5,702,559	5,695,851
Transmission	1,017,603	1,015,751
Distribution	3,399,220	3,366,217
Other	465,311	463,515
Accumulated depreciation	(4,400,442)	(4,341,282)

Subtotal	6,184,251	6,200,052
Construction work in progress	103,043	102,966

Total property, plant and equipment, net	6,287,294	6,303,018

Investments and Other Assets:
Assets held for sale	340,679	340,457
Goodwill	367,287	367,287
Investments in unconsolidated affiliates	29,663	29,991
Intangible assets	33,199	33,215
Other	46,980	46,628

Total investments and other assets	817,808	817,578

Deferred Charges:
Commodity contracts	3,379	3,667
Regulatory assets	557,849	562,843
Other	51,913	52,902

Total deferred charges	613,141	619,412

Total Assets	$8,877,383	$9,045,140

ALLEGHENY ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (continued)
(unaudited)

(In thousands)	March 31, 2005	December 31, 2004
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Long-term debt due within one year	$385,177	$385,142
Accounts payable	202,114	223,584
Accrued taxes	101,064	112,866
Commodity contracts	54,502	40,835
Accrued interest	123,083	61,726
Liabilities associated with assets held for sale	45,115	37,471
Other	137,636	144,082

Total current liabilities	1,048,691	1,005,706

Long-term Debt	4,273,321	4,540,764
Deferred Credits and Other Liabilities:
Commodity contracts	54,994	56,501
Investment tax credit	81,722	83,307
Deferred income taxes	671,228	635,374
Obligations under capital leases	21,653	23,788
Regulatory liabilities	460,344	453,913
Adverse power purchase commitment	197,089	201,377
Liabilities associated with assets held for sale	89,505	89,356
Other	490,719	505,620

Total deferred credits and other liabilities	2,067,254	2,049,236

Minority Interest	22,032	21,618
Preferred Stock of Subsidiary	74,000	74,000
Common Stockholders’ Equity:
Common stock	171,965	171,788
Other paid-in capital	1,605,642	1,600,215
Retained deficit	(265,047)	(307,690)
Treasury stock	(1,756)	(1,756)
Accumulated other comprehensive loss	(118,719)	(108,741)

Total common stockholders' equity	1,392,085	1,353,816

Total Liabilities and Stockholders’ Equity	$8,877,383	$9,045,140

ALLEGHENY ENERGY, INC. AND SUBSIDIARIES
RESULTS BY BUSINESS SEGMENT
(unaudited)

(In millions)
Three months ended March 31, 2005	Delivery and Services	Generation and Marketing	Eliminations	Total
Operating revenues	$739.4	$416.9	$(402.3)	$754.0
Fuel consumed in electric generation	--	(173.9)	--	(173.9)
Purchased power and transmission	(485.1)	(19.9)	400.1	(104.9)
Deferred energy costs, net	(1.2)	--	--	(1.2)
Operations and maintenance	(84.5)	(80.3)	2.2	(162.6)
Depreciation and amortization	(38.2)	(38.2)	--	(76.4)
Taxes other than income taxes	(34.5)	(20.5)	--	(55.0)

Operating income	95.9	84.1	--	180.0
Other income and (expenses), net	3.7	1.6	(0.1)	5.2
Interest expense and preferred dividends	(29.7)	(97.3)	--	(127.0)

Income (loss) from continuing operations before
income taxes and minority interest	69.9	(11.6)	(0.1)	58.2
Income tax expense from continuing operations	(20.2)	(3.2)	--	(23.4)
Minority interest	--	(0.4)	--	(0.4)

Income (loss) from continuing operations	49.7	(15.2)	(0.1)	34.4
Income (loss) from discontinued operations, net of tax	10.8	(2.7)	0.1	8.2

Net income (loss)	$60.5	$(17.9)	$--	$42.6

Three months ended March 31, 2004
Operating revenues	$721.3	$422.3	$(408.3)	$735.3
Fuel consumed in electric generation	--	(161.7)	--	(161.7)
Purchased power and transmission	(468.5)	(18.1)	405.6	(81.0)
Deferred energy costs, net	(0.9)	--	--	(0.9)
Operations and maintenance	(105.8)	(97.7)	2.7	(200.8)
Depreciation and amortization	(37.1)	(35.9)	--	(73.0)
Taxes other than income taxes	(33.1)	(16.1)	--	(49.2)

Operating income	75.9	92.8	--	168.7
Other income and expenses, net	7.2	0.7	--	7.9
Interest expense and preferred dividends	(33.2)	(87.9)	--	(121.1)

Income from continuing operations before income
taxes and minority interest	49.9	5.6	--	55.5
Income tax expense from continuing operations	(21.9)	(1.1)	--	(23.0)
Minority interest	--	(1.9)	--	(1.9)

Income from continuing operations	28.0	2.6	--	30.6
Income (loss) from discontinued operations, net of tax	11.0	(8.3)	--	2.7

Net income (loss)	$39.0	$(5.7)	$--	$33.3

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)
(unaudited)

THREE MONTHS ENDED MARCH 31, 2005	INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	NET INCOME	DILUTED INCOME PER SHARE
Calculation of Adjusted Income:
Income - GAAP basis	$58.2	$42.6	$0.29

Adjustments:
Income from discontinued operations		(8.2)
Interest expense related to Merrill Lynch summary
judgment[1]	38.5	24.3

Adjusted Income	$96.7	$58.7	$0.39

Calculation of Adjusted EBITDA:
Net Income - GAAP basis		$42.6
Income from discontinued operations		(8.2)
Interest expense and preferred dividends		127.1
Income tax expense		23.4
Depreciation and amortization		76.4

EBITDA from continuing operations		261.3
No adjustments		--

Adjusted EBITDA from continuing operations		$261.3

THREE MONTHS ENDED MARCH 31, 2004	INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	NET INCOME (LOSS)	DILUTED INCOME (LOSS) PER SHARE
Calculation of Adjusted Income:
Income - GAAP basis	$55.5	$33.3	$0.25

Adjustments[2]:
Income from discontinued operations		(2.6)
Gain on California contract escrow release[3]	(68.1)	(40.5)
Write-off of 2003 financing costs[1]	14.1	8.4
Gain on land sale, New York office space charge, net[4]	(4.2)	(2.5)

Adjusted Income	$(2.7)	$(3.9)	$(0.03)

Calculation of Adjusted EBITDA:
Net Income - GAAP basis		$33.3
Income from discontinued operations		(2.6)
Interest expense and preferred dividends		121.1
Income tax expense		23.0
Depreciation and amortization		73.0

EBITDA from continuing operations		247.8
Gain on California contract escrow release		(68.1)
Gain on land sale, New York office space charge, net		(4.2)

Adjusted EBITDA from continuing operations[2]		$175.5

_____________

FOOTNOTES:

(1)	These amounts are included in Interest expense on the Consolidated Statements of Operations.
(2)	Not adjusted for $9.2 million of charges related to Allegheny Ventures for write-downs of inventory and discontinued product ($4.3 million), equity interests ($2.3 million) and adjustments in revenue recognition for a percentage of completion contract ($2.6 million).
(3)	This amount is included in Operating revenues on the Consolidated Statement of Operations.
(4)	These amounts are included in Operations and maintenance expense and Other income, net, on the Consolidated Statement of Operations.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions)
(unaudited)

ADJUSTED INTEREST EXPENSE AND PREFERRED DIVIDENDS	THREE MONTHS ENDED MARCH 31, 2005	THREE MONTHS ENDED MARCH 31, 2004
Interest expense and preferred dividends of subsidiary:
As reported	$127.1	$121.1
Merrill Lynch summary judgment	(38.5)
Write-off of 2003 financing costs		(14.1)

As Adjusted	$88.6	$107.0

Allegheny Energy, Inc. and Subsidiaries
Operating Statistics

Unaudited
Three Months Ended March 31

	2005	2004	Change
Delivery and Services:
Electricity sales (million kWh)	12,502	12,387	+0.9%
Usage per customer (kWh):
Residential	3,574	3,582	-0.2%
Commercial	14,941	14,734	+1.4%
Industrial	184,099	185,727	-0.9%
Natural gas sales (Mmcf)	12,655	14,291	-11.4%
Generation and Marketing:
Generation (million kWh)	12,297	12,231	+0.5%